Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES THIRD QUARTER 2017 EARNINGS

•	$9.5 million net income, 14% higher than second quarter 2017, 53% above third quarter 2016
•	$24.0 million net income for first nine months of 2017, 105% higher than the comparable 2016 period
•	Earnings per diluted common share of $0.91 and $2.45 for the three and nine months ended September 30
•	Annualized return on average assets of 1.34% and 1.25% for the three and nine months ended September 30
•	Strong net organic loan growth of $131 million or 8% since year end 2016

Green Bay, Wisconsin, October 17, 2017 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced third quarter 2017 net income of $9.5 million and earnings per diluted common share of $0.91, compared to $8.3 million and $0.83 for second quarter 2017, and $6.5 million and $0.69 for third quarter 2016, respectively. Annualized quarterly return on average assets was 1.34%, 1.27% and 1.13%, for third quarter 2017, second quarter 2017 and third quarter 2016, respectively.

Net income for the nine months ended September 30, 2017 was $24.0 million and earnings per diluted common share were $2.45, compared to $12.4 million and $1.67, respectively, for the first nine months of 2016. Annualized return on average assets for the first nine months of 2017 and 2016 was 1.25% and 0.91%, respectively.

“We are very pleased with the results of this quarter and this year. They are the fruits of our long-term strategies and highly effective execution,” said Bob Atwell, Chairman and CEO of Nicolet. “Scale, efficiency, organic growth and our proven ability to underwrite and manage acquired loans are the main factors driving this exceptional performance.”

“We understand that variability in earnings is a byproduct of our active acquisition strategy, which has consistently been a net contributor to our earnings for many quarters,” Atwell said. “The core of our performance, however, is the focus on day-to-day execution in meeting the needs of both organic and acquired relationships. We make a difference to the people we serve, and we are very proud of how our people do that.”

The timing of the 2016 acquisitions (Baylake Corp. and a financial advisory business acquisition each completed in April 2016) and the April 2017 First Menasha Bancshares, Inc. acquisition impacts financial comparisons. Certain income statement results, average balances and related ratios for the first nine months of 2017 include full period contributions from the 2016 acquisitions plus five months of First Menasha operations, versus five months from the 2016 acquisitions and no contribution of First Menasha in the comparable 2016 period. Given the activity of multiple mergers, quarterly results included non-recurring other direct merger and integration pre-tax expenses of $0.2 million and $0.3 million in the first and second quarters of 2017, respectively, and $0.4 million, $2.1 million and $0.1 million in the first, second and third quarters of 2016, respectively.

Net income for the quarter ended September 30, 2017, was $9.5 million, up $1.2 million or 14% over $8.3 million for second quarter 2017. Notably, between the linked quarters, net income was aided by the inclusion of First Menasha for three versus two months, a $1.2 million pre-tax gain ($0.7 million after tax) to record the fair value of Nicolet’s pre-acquisition interest in First Menasha, and the absence of direct merger costs adding $0.2 million after tax to net income between the quarters.

Net interest income increased by $1.9 million or 8% over second quarter 2017, predominantly due to an 8% increase in average loans yielding 5.29% for the quarter (9 basis points more than second quarter), offset partly by higher interest expense on deposits costing 0.53% for the quarter (14 basis points more than second quarter) given product rate increases implemented in early third quarter. Aggregate discount accretion income, included in net interest income, increased $0.3 million between the quarters attributable to favorably resolved purchased credit impaired loans. Between the linked quarters, noninterest income excluding net gains increased $0.5 million or 7%, led by net mortgage income up $0.4 million on seasonally higher volumes. Noninterest expense increased $0.5 million or 3%, with personnel costs up $0.5 million or 5% mainly from higher equity award and incentive costs between the quarters. Finally, the provision for loan losses increased from $0.5 million to $1.0 million for the third quarter in light of the charge off of a large commercial loan.

Net income for the first nine months of 2017 was $24.0 million, up $12.3 million or 105% over $11.7 million for the comparable 2016 period. The increase is largely attributable to the timing of adding the acquisitions as previously noted, benefits from strong organic loan growth, higher aggregate discount accretion on purchased loans, effective cost management, and $2.1 million lower direct merger-related costs between the comparable nine-month periods. Diluted earnings per common share for the first nine months of 2017 was $2.45, up $0.78 or 47% over the comparable period last year, aided by strong earnings but impacted in part by a 40% increase in diluted average shares mostly due to stock consideration issued in the acquisitions.

Nonperforming assets declined to $16 million, representing 0.55% of total assets at September 30, 2017, down favorably from 0.97% at year-end 2016 and 1.04% at September 30, 2016. For the first nine months of 2017, the provision for loan losses was $1.9 million compared to net charge offs of $1.1 million, with a $1.0 million commercial loan charge off in the third quarter. The allowance for loan losses was $12.6 million, representing 0.61% of total loans at September 30, 2017, compared to 0.75% at year-end 2016 and 0.74% at September 30, 2016, mainly a result of recording acquired loans at their fair value with no carryover of allowance.

Since December 31, 2016, total assets increased by $0.5 billion or 24% to $2.8 billion, with approximately 20% attributable to the acquisition of First Menasha and the remainder to net organic growth. Excluding the impact of First Menasha, loans increased $131 million or 8% since year end 2016, and deposits increased $22 million or 1% organically.

Total capital was $360 million at September 30, 2017, comprised entirely of common equity. Common equity increased $84 million since December 31, 2016, mostly due to stock issued in connection with the 2017 acquisition, as well as increases from net income and option exercises exceeding stock repurchases. During the third quarter of 2017, Nicolet utilized $3.57 million to repurchase and cancel approximately 66,500 shares under its common stock repurchase program, bringing the 2017 year-to-date totals to $7.2 million utilized for approximately 140,200 shares repurchased and life-to-date cumulative totals to $21.4 million for nearly 658,800 shares repurchased. There remains $8.6 million authorized under the repurchase program which Nicolet may from time to time repurchase shares in the open market or through block transactions as market conditions warrant or in private transactions as an alternative use of capital.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended			Year to Date
(In thousands, except per share data)	9/30/2017	6/30/2017	9/30/2016	9/30/2017	9/30/2016
Results of operations:
Interest income	$29,454	$26,880	$22,795	$79,417	$53,575
Interest expense	3,063	2,353	1,891	7,182	5,466
Net interest income	26,391	24,527	20,904	72,235	48,109
Provision for loan losses	975	450	450	1,875	1,350
Net interest income after provision for loan losses	25,416	24,077	20,454	70,360	46,759
Gain on sale or writedown of assets, net	1,305	772	453	2,071	548
Other noninterest income	8,859	8,313	8,079	23,947	18,232
Noninterest expense	20,862	20,313	19,019	59,498	46,556
Income before income taxes	14,718	12,849	9,967	36,880	18,983
Income tax expense	5,132	4,440	3,438	12,605	6,432
Net income	9,586	8,409	6,529	24,275	12,551
Net income attributable to noncontrolling interest	74	81	65	228	176
Net income attributable to Nicolet Bankshares, Inc.	9,512	8,328	6,464	24,047	12,375
Preferred stock dividends	-	-	247	-	633
Net income available to common equity	$9,512	$8,328	$6,217	$24,047	$11,742
Earnings per common share:
Basic	$0.97	$0.88	$0.72	$2.58	$1.76
Diluted	0.91	0.83	0.69	2.45	1.67
Common Shares:
Basic weighted average	9,837	9,516	8,608	9,317	6,689
Diluted weighted average	10,409	9,992	8,970	9,821	7,024
Outstanding	9,799	9,863	8,582	9,799	8,582
Noninterest Income/Noninterest Expense:
Service charges on deposit accounts	1,238	1,121	1,051	3,367	2,514
Mortgage income, net	1,774	1,406	2,010	4,022	3,713
Trust services fee income	1,479	1,485	1,373	4,431	4,000
Brokerage fee income	1,500	1,433	992	4,192	2,090
Gain on sale or writedown of assets, net	1,305	772	453	2,071	548
Other noninterest income	2,868	2,868	2,653	7,935	5,915
Total noninterest income	$10,164	$9,085	$8,532	26,018	18,780
Personnel expense	11,488	10,983	10,516	32,404	24,748
Occupancy, equipment and office	3,559	3,223	3,018	9,613	7,324
Business development and marketing	1,113	1,317	985	3,359	2,353
Data processing	2,238	2,207	1,831	6,428	4,408
FDIC assessments	205	145	247	582	629
Intangibles amortization	1,173	1,178	1,172	3,514	2,295
Other noninterest expense	1,086	1,260	1,250	3,598	4,799
Total noninterest expense	$20,862	$20,313	$19,019	59,498	46,556

Period-End Balances:
Loans	$2,051,122	$2,009,964	$1,554,124	$2,051,122	$1,554,124
Allowance for loan losses	12,610	12,591	11,481	12,610	11,481
Investment securities available-for-sale, at fair value	408,217	418,286	366,316	408,217	366,316
Intangibles	129,588	128,871	89,100	129,588	89,100
Total assets	2,845,730	2,825,917	2,269,487	2,845,730	2,269,487
Deposits	2,366,951	2,389,971	1,934,082	2,366,951	1,934,082
Common equity	360,426	352,384	276,269	360,426	276,269
Stockholders’ equity	360,426	352,384	276,269	360,426	276,269
Book value per common share	36.78	35.73	32.19	36.78	32.19
Average Balances:
Loans	$2,035,277	$1,888,320	$1,562,151	$1,842,695	$1,274,405
Earning assets	2,505,073	2,336,124	1,999,735	2,291,588	1,632,815
Total assets	2,825,542	2,635,925	2,266,082	2,580,126	1,822,886
Deposits	2,377,229	2,214,865	1,917,666	2,175,360	1,544,327
Interest-bearing liabilities	1,854,340	1,779,366	1,493,433	1,721,362	1,248,032
Intangibles	129,158	115,698	89,671	110,886	52,552
Common equity	358,227	329,201	274,895	323,273	197,511
Stockholders’ equity	358,227	329,201	285,902	323,273	209,310
Financial Ratios*:
Return on average assets	1.34%	1.27%	1.13%	1.25%	0.91%
Return on average common equity	10.53	10.15	9.00	9.95	7.94
Return on average tangible common equity	16.46	15.64	13.35	15.14	10.82
Average equity to average assets	12.68	12.49	12.62	12.53	11.48
Earning asset yield	4.72	4.67	4.57	4.69	4.44
Cost of funds	0.65	0.53	0.50	0.56	0.58
Net interest margin	4.24	4.27	4.23	4.27	3.99
Stockholders’ equity to assets	12.67	12.47	12.17	12.67	12.17
Net loan charge-offs to average loans	0.19	0.01	(0.02)	0.08	0.02
Nonperforming loans to total loans	0.70	0.84	1.38	0.70	1.38
Nonperforming assets to total assets	0.55	0.66	1.04	0.55	1.04
Allowance for loan losses to loans	0.61	0.63	0.74	0.61	0.74

*Income statement-related ratios for partial-year periods are annualized.